Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8, (No. 333-133552 and No. 333-114904) of Destiny Media Technologies Inc. of our report dated November 25, 2010 relating to the consolidated financial statements of Destiny Media Technologies Inc. for the year ended August 31, 2010 which appear in this Annual Report on Form 10-K.

/s/ BDO CANADA LLP

Vancouver, Canada
November 29, 2010